===============================================================================


                            STOCK PURCHASE AGREEMENT


                                     among:


                                IMPROVENET, INC.
                             a Delaware corporation;


                           THE J.L. PRICE CORPORATION
                            a California Corporation;


                                       and


                                 JAMES L. PRICE





                           ---------------------------

                          Dated as of November 1, 1999
                           ---------------------------


===============================================================================

                                    EXHIBITS

Exhibit A         -        Definitions of Capitalized Terms

Exhibit B         -        Form of Escrow Agreement

Exhibit C         -        Form of Noncompetition Agreement

Exhibit D         -        General Release



                                      iv.

                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION 1.Purchase and Sale.......................................................................................1

         1.1      Purchase and Sale...............................................................................1

         1.2      Purchase Price..................................................................................1

         1.3      Payments to James L. Price......................................................................3

         1.4      Cancellation of Indebtedness....................................................................3

         1.5      Closing; Effective Time.........................................................................3

         1.6      Further Action..................................................................................4

SECTION 2.Representations and Warranties of the Company and the Selling Shareholder...............................4

         2.1      Organization and Standing; Directors and Officers...............................................4

         2.4      Capitalization, Etc.............................................................................4

         2.5      Financial Statements............................................................................5

         2.8      Absence of Changes..............................................................................6

         2.9      Title to Assets.................................................................................7

         2.10     Bank Accounts; Receivables; Inventory...........................................................8

         2.11     Equipment; Leasehold............................................................................8

         2.12     Proprietary Assets..............................................................................8

         2.13     Contracts......................................................................................10

         2.14     Liabilities....................................................................................11

         2.15     Compliance with Legal Requirements.............................................................11

         2.16     Governmental Authorizations....................................................................12

         2.17     Tax Matters....................................................................................12

         2.18     Employee and Labor Matters; Benefit Plans......................................................13

         2.19     Environmental Matters..........................................................................14

         2.20     Insurance......................................................................................15

         2.21     Related Party Transactions.....................................................................15

         2.22     Legal Proceedings; Orders......................................................................15

         2.23     Authority; Binding Nature of Agreement.........................................................16

         2.24     Contractors....................................................................................16

         2.25     Non-Contravention; Consents....................................................................16

                                       i.

                                TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                                               PAGE
         2.26     Articles of Incorporation and Bylaws...........................................................17

         2.27     Brokers........................................................................................17

         2.28     Selling Shareholder............................................................................17

         2.29     Full Disclosure................................................................................18

SECTION 3.Representations and Warranties of the Purchaser........................................................18

         3.1      Organization and Standing......................................................................18

         3.2      Authority; Binding Nature of Agreement.........................................................18

         3.3      Capitalization, Etc............................................................................19

         3.4      Non-Contravention; Consents....................................................................19

         3.5      Full Disclosure................................................................................20

         3.6      Valid Issuance.................................................................................20

SECTION 4.Conditions Precedent to Obligations of the Purchaser...................................................20

         4.1      Accuracy of Representations....................................................................20

         4.2      Performance of Covenants.......................................................................20

         4.3      Consents.......................................................................................20

         4.4      Agreements and Documents.......................................................................20

         4.5      No Restraints..................................................................................21

         4.6      No Legal Proceedings...........................................................................21

         4.7      Cancellation of Indebtedness...................................................................21

SECTION 5.Conditions Precedent to Obligations of the Selling Shareholder.........................................21

         5.1      Accuracy of Representations....................................................................21

         5.2      Performance of Covenants.......................................................................21

         5.3      Documents......................................................................................22

         5.4      No Restraints..................................................................................22

SECTION 6.Indemnification, Etc...................................................................................22

         6.1      Survival of Representations, Etc...............................................................22

         6.2      Indemnification by the Selling Shareholder.....................................................23

         6.3      Indemnification by the Purchaser...............................................................23

         6.4      Threshold......................................................................................24

         6.5      No Contribution................................................................................24

                                      ii.

                                TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                                               PAGE
         6.6      Satisfaction of Indemnification Claim..........................................................24

         6.7      Interest.......................................................................................25

         6.8      Setoff Rights..................................................................................25

         6.9      Defense of Third Party Claims..................................................................25

         6.10     Exercise of Remedies by Indemnitees Other Than Purchaser.......................................25

SECTION 7.Miscellaneous Provisions...............................................................................26

         7.1      Filings and Consents...........................................................................26

         7.2      Further Assurances.............................................................................26

         7.3      Fees and Expenses..............................................................................26

         7.4      Attorneys' Fees................................................................................26

         7.5      Notices........................................................................................26

         7.6      Confidentiality................................................................................27

         7.7      Time of the Essence............................................................................27

         7.8      Headings.......................................................................................27

         7.9      Counterparts...................................................................................27

         7.10     Governing Law..................................................................................28

         7.11     Successors and Assigns.........................................................................28

         7.12     Remedies Cumulative; Specific Performance......................................................28

         7.13     Waiver.........................................................................................28

         7.14     Amendments.....................................................................................28

         7.15     Severability...................................................................................28

         7.16     Parties in Interest............................................................................29

         7.17     Entire Agreement...............................................................................29

         7.18     Construction...................................................................................29

                                     iii.

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of November 1, 1999, by and among: IMPROVENET, INC. a Delaware corporation ("PURCHASER"); THE J.L. PRICE CORPORATION, a California corporation (the "COMPANY"); and JAMES L. PRICE (the "SELLING SHAREHOLDER"). Certain other capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

         A. WHEREAS, the Selling Shareholder owns all of the issued and outstanding shares of capital stock of the Company (the SHARES); and

         B. WHEREAS, Purchaser desires to purchase from the Selling Shareholder, and the Selling Shareholder desires to sell to the Purchaser, the Shares, subject to the terms and conditions of this Agreement (the "SALE"); and

         C. WHEREAS, this Agreement has been approved by the respective boards of directors of the Purchaser and the Company and by the Selling Shareholder.

                                    AGREEMENT

         The parties to this Agreement hereby agree as follows:

SECTION 1. PURCHASE AND SALE.

         1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Selling Shareholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Selling Shareholder, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("ENCUMBRANCES"), other than restrictions imposed by Federal or State securities laws.

         1.2 PURCHASE PRICE.

              (A) The aggregate purchase price payable by the Purchaser for the Shares (the "PURCHASE PRICE") shall consist of (i) $248,600 payable in cash (the "Cash Payment") plus (ii) 48,592 shares of the authorized but previously unissued common stock of the Purchaser ("PURCHASER COMMON STOCK"). The Purchase Price shall be paid by the Purchaser to the Selling Shareholder as follows:

              (B) (1) At the Closing, the Purchaser shall pay to the Selling Shareholder the sum of $79,600 in cash, lawful money of the United States, by wire transfer of immediately available funds to an account to be designated by the Selling Shareholder or by such other method as the Selling Shareholder shall deem acceptable. The balance of the Cash Payment (i.e. $100,000) shall be deposited by the Selling Shareholder and the Purchaser into escrow at the Closing pursuant to the terms of the Escrow Agreement attached hereto as EXHIBIT B (the

ESCROWED FUNDS). Seventy thousand dollars ($70,000) of the Escrowed Funds shall be referred to herein as the "First Escrowed Funds". Thirty thousand dollars ($30,000) of the Escrowed Funds shall be referred to herein s the "Second Escrowed Funds".

                  (2) On January 31, 2000, seventy thousand dollars ($70,000) of the First Escrowed Funds shall be released from escrow and paid to the Selling Shareholder by wire transfer of immediately available funds to an account to be designated by the Selling Shareholder or by such other method as the Selling Shareholder shall deem acceptable provided that (i) the Purchaser does not have any pending or assertable Indemnities as provided herein (which Indemnities will not be subject to any Minimum Thresholds), and
(ii) the Company has achieved a level of gross revenues for the fiscal year 1999 of at least two hundred thousand dollars ($200,000) (the "TARGET AMOUNT"), including revenues from sources introduced to the Company by the Purchaser prior or subsequent to the Closing Date; provided, further, that if the Company does not achieve the Target Amount, the First Escrowed Funds shall nevertheless be paid to the Selling Shareholder but the amount paid shall be reduced by $1.00 for each $1.00 of gross revenues less than the Target Amount. Any amounts of the First Escrowed Funds not paid to the Selling Shareholder pursuant to this subsection shall be paid to the Purchaser. Achievement of the Target Amount is not a condition subsequent to the parties' obligations under this Agreement except as specifically set forth herein and this Agreement shall not terminate or otherwise be rendered null and void if the Target Amount is not achieved; For purposes of this Agreement, the Target Amount shall be calculated on a cash basis in accordance with generally accepted accounting principles applied on a consistent basis with the immediately preceding annual period.

                  (3) On the first anniversary of the Closing Date (or on such earlier date as the Purchaser may elect) and provided the Selling Shareholder has not voluntarily terminated his employment with the Purchaser, the Purchaser shall issue and deliver to the Selling Shareholder one or more certificates representing 24,296 shares of the Purchaser Common Stock, which shares shall be free and clear of all Encumbrances; provided, however, that such obligation of the Purchaser shall be subject to any right of setoff which the Purchaser may be entitled to exercise pursuant to Section 6.7 hereof or otherwise;

                  (4) On the second anniversary of the Closing Date (or on such earlier date as the Purchaser may elect) and provided the Selling Shareholder has not voluntarily terminated his employment with the Purchaser, the Purchaser shall issue and deliver to the Selling Shareholder one or more certificates representing 24,296 shares of the Purchaser Common Stock, which shares shall be free and clear of all Encumbrances; provided, however, that such obligation of the Purchaser shall be subject to any right of setoff which the Purchaser may be entitled to exercise pursuant to Section 6.7 hereof or otherwise.

                  (5) Upon the earlier of (i) the date of receipt by the Company of a letter from the Internal Revenue Service stating the amount of the liability for penalties and/or interest, if any, relating to the Company's federal withholding tax obligations as disclosed in Part 2.14(a) of the Company and the Selling Shareholder Disclosure Schedule (collectively, the "PENALTIES"), or (ii) the date of lapsing of the statute of limitations related thereto, the Second Escrowed Funds shall be released from escrow and paid to the Selling Shareholder by wire transfer of immediately available funds to an account to be designated by the Selling Shareholder or by such other method as the Selling Shareholder shall deem acceptable; PROVIDED, HOWEVER, that if the Company incurs any liability for Penalties, the Second Escrowed Funds shall nevertheless be paid to the Selling Shareholder but the amount thereof shall be reduced by $1.00 for each $1.00 of liabilities so incurred. All parties to this Agreement acknowledge and agree that the disclosures concerning the potential Penalties set forth in
Part 2.14(a) of the Company and the Selling Shareholder Disclosure Schedule shall not affect the reduction of the payment of the Second Escrowed Funds payable to the Selling Shareholder. Any portion of the Second Escrowed Funds not paid to the Selling Shareholder pursuant to this subsection shall be paid to the Purchaser.

                  (6) The Purchaser paid $69,000 of the Purchase Price to the Selling Shareholder on July 14, 1999.

         1.3 PAYMENTS TO JAMES L. PRICE. On November 15, 1999, the Purchaser shall pay $41,400 to James L. Price, reduced by all applicable payroll deductions and required withholdings, as payment of any and all unpaid wages or salary, if any, earned by Mr. Price for the performance of services for or on behalf of the Company at any time, including, but not limited to the period from October 31, 1996 to the date of this Agreement. Mr. Price hereby agrees and acknowledges that after such payment provided hereunder, he is not owed any payments or amounts by the Company including, but not limited to, any compensation, wages, salary, overtime pay, bonuses, commissions, vacation pay, interest, penalties or expense reimbursements.

         1.4 CANCELLATION OF INDEBTEDNESS. At the Closing, the Selling Shareholder shall forgive $208,077 of indebtedness to the Company.

         1.5 CLOSING; EFFECTIVE TIME. The sale and purchase of the Shares contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, 3000 El Camino Real, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on the date hereof, or at such other time and date as the Purchaser and the Selling Shareholder shall mutually agree (the "SCHEDULED CLOSING TIME"). The date on which the Closing actually takes place is referred to in this Agreement as the "CLOSING DATE."

              (A) The shares of Purchaser Common Stock to be issued pursuant to Sections 1.2(a)(3) and 1.2(a)(4) shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such securities shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

         1.6 FURTHER ACTION. If, at any time after the Closing Date, any further action is determined by the Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser with full right, title and possession of the Shares and all rights and property of the Company, the officers and directors of the Purchaser shall be fully authorized (in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING
           SHAREHOLDER.

         Except as set forth on the Company and Selling Shareholder Disclosure Schedule delivered to Purchaser simultaneously herewith (to which the Company and the Selling Shareholder also jointly and severally represent and warrant), the Company and the Selling Shareholder jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

         2.1 ORGANIZATION AND STANDING; DIRECTORS AND OFFICERS.

              (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

              (B) The Company conducts its business only in the State of California and does not conduct business in any foreign jurisdiction and is not required to qualify in any foreign jurisdiction.

              (C) Part 2.1 of the Company and Selling Shareholder Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, and (ii) the names and titles of the Company's officers.

         2.2 SUBSIDIARIES. The Company does not own and has never owned any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

         2.3 OWNERSHIP OF STOCK. The Shares are owned by the Selling Shareholder free and clear of all Encumbrances, other than restrictions imposed by federal and state securities laws. Upon the consummation of the transactions contemplated hereby, the Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions imposed by federal and state securities laws.

         2.4 CAPITALIZATION, ETC.

              (A) Immediately prior to the Closing, the authorized capital stock of the Company consists of 100,000 shares of common stock, no par value (the "COMPANY COMMON STOCK"), of which 10,000 shares have been issued and are outstanding;

              (B) The Company has not authorized or adopted any stock option plans. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the Company's and the Selling Shareholder's knowledge, any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

              (C) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All of the Shares have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Company Contracts.

         2.5 FINANCIAL STATEMENTS.

              (A) The Company has delivered to Purchaser the following financial statements and notes (collectively, the "COMPANY FINANCIAL STATEMENTS"):

                  (I) The unaudited balance sheets of the Company as of December 31, 1996, 1997, and 1998 and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto; and

                  (II) The unaudited balance sheet of the Company (the "UNAUDITED INTERIM BALANCE SHEET") as of August 31, 1999 (the "STATEMENT DATE"), and the related unaudited income statement of the Company for the eight months then ended.

              (B) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.5(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.5(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

         2.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in
Part 2.6 of the Company and Selling Shareholder Disclosure Schedule, neither the execution, delivery nor performance of this Agreement by the Selling Shareholder nor the consummation by the Selling Shareholder of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or bylaws or other organizational documents of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provision of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or the Selling Shareholder is a party or by which either of them or any of their respective properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets or (iv) require on the part of the Company or the Selling Shareholder any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency ("GOVERNMENT ENTITY").

         2.7 NO UNDISCLOSED LIABILITIES. Except as disclosed in Part 2.7 of the Company and Selling Shareholder Disclosure Schedule and except for (a) liabilities and obligations incurred in the ordinary course of business after August 31, 1999; (b) liabilities and obligations disclosed in or covered by the Financial Statements and (c) liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement (including any liabilities to be reflected, accrued, or reserved against in the Purchaser's opening balance sheet as of the Closing Date), since August 31, 1999, the Company has not incurred any liabilities or obligations that would be required to be reflected or reserved against in the Company's balance sheet, prepared in accordance with GAAP as applied in preparing the unaudited consolidated balance sheet of the Company as included in the Financial Statements and that would have a Material Adverse Effect on the Company.

         2.8 ABSENCE OF CHANGES. Except as set forth in Part 2.8 of the Company and Selling Shareholder Disclosure Schedule, since the Statement Date:

              (A) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company and the Selling Shareholder, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

              (B) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

              (C) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (D) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $25,000;

              (E) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any material Company Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Company Contract;

              (F) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or
(iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

              (G) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

              (H) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

              (I) the Company has not lent money to any Person other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company's past practices;

              (J) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

              (K) the Company has not changed any of its methods of accounting or accounting practices in any respect;

              (L) the Company has not made any Tax election;

              (M) the Company has not commenced or settled any Legal
Proceeding;

              (N) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

              (O) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(n)" above.

         2.9 TITLE TO ASSETS.

              (A) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.10(b) and 2.12 of the Company and Selling Shareholder Disclosure Schedule and all of the Company's rights under the Company Contracts identified in Part 2.13 of the Company and Selling Shareholder Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.9 of the Company and Selling Shareholder Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (y) any lien for current taxes not yet due and payable, and (z) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

              (B) Part 2.9 of the Company and Selling Shareholder Disclosure
Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company, except for (i) any equipment being leased to the Company under a standard operating lease requiring annual payments by the Company of less than $25,000, and (ii) any software being licensed to the Company under any third party software license generally available to the public at a total cost of less than $25,000.

         2.10 BANK ACCOUNTS; RECEIVABLES; INVENTORY.

              (A) Part 2.10(a) of the Company and Selling Shareholder Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

              (B) Part 2.10(b) of the Company and Selling Shareholder Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Statement Date. Except as set forth in Part 2.10(b) of the Company and Selling Shareholder Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

         2.11 EQUIPMENT; LEASEHOLD.

              (A) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

              (B) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Company and Selling Shareholder Disclosure Schedule.

         2.12 PROPRIETARY ASSETS.

              (A) Part 2.12(a)(i) of the Company and Selling Shareholder Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.12(a)(ii) of the Company and Selling Shareholder Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
Part 2.12(a)(iii) of the Company and Selling

Shareholder Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $25,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.12(a)(iv) of the Company and Selling Shareholder Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.12(a)(i) and 2.12(a)(ii) of the Company and Selling Shareholder Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.12(a)(iii) of the Company and Selling Shareholder Disclosure Schedule. Except as set forth in Part 2.12(a)(v) of the Company and Selling Shareholder Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.12(a)(vi) of the Company and Selling Shareholder Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

              (B) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in
Part 2.12(b) of the Company and Selling Shareholder Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part
2.12 of the Company and Selling Shareholder Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

              (C) Except as set forth in Part 2.12(c) of the Company and Selling Shareholder Disclosure Schedule, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Selling Shareholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

              (D) Except as set forth in Part 2.12(d) of the Company and Selling Shareholder Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Selling Shareholder, there is no basis for any such claim.

              (E) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.12(e) of the Company and Selling Shareholder Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

         2.13 CONTRACTS.

              (A) Part 2.13 of the Company and Selling Shareholder Disclosure
Schedule identifies and provides a complete list of each Company Contract. Each Company Contract is in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

              (B) Except as set forth in Part 2.13 of the Company and Selling Shareholder Disclosure Schedule:

                  (I) The Company has not violated or otherwise breached, or committed any default under, any Company Contract, and to the best knowledge of the Company and to the actual knowledge of the Selling Shareholder, no other Person has violated or otherwise breached, or declared or committed any default under, any Company Contract;

                  (II) to the best knowledge of the Company and to the actual knowledge of the Selling Shareholder, no event has occurred, and no circumstance or condition exists, that is reasonably likely to (with or without notice or lapse of time) (A) result in a violation or other breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

                  (III) The Company has not received any written notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Contract; and

                  (IV) Company has not waived any of its rights under any Company Contract.

              (C) Except as set forth in Part 2.13 of the Company and Selling Shareholder Disclosure Schedule:

                  (I) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other liability of any other Person;

                  (ii) The Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest;

                  (iii) The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement;

                  (iv) No Person is renegotiating or, to the best of the knowledge of Company and to the actual knowledge of the Selling Shareholder, has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract;

                  (v) The Contracts identified in Part 2.13 of the Company and Selling Shareholder Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted; and

                  (vi) Part 2.13 of the Company and Selling Shareholder Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

         2.14 LIABILITIES.

              (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Company Contracts identified in Part 2.13 of the Company and Selling Shareholder Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.14 of the Company and Selling Shareholder Disclosure Schedule.

              (b) Part 2.14 of the Company and Selling Shareholder Disclosure Schedule provides an accurate and complete breakdown of (i) the Company's accounts payable as of the Statement Date; and (ii) the Company's indebtedness as of the date hereof.

         2.15 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.15 of the Company and Selling Shareholder Disclosure Schedule, since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.16 GOVERNMENTAL AUTHORIZATIONS. Part 2.16 of the Company and Selling Shareholder Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in
Part 2.16 of the Company and Selling Shareholder Disclosure Schedule. The Governmental Authorizations identified in Part 2.16 of the Company and Selling Shareholder Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.16 of the Company and Selling Shareholder Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.17 TAX MATTERS.

              (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Purchaser accurate and complete copies of all Company Returns which have been requested by Purchaser.

              (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Purchaser on or prior to the Closing Date.

              (c) Except as disclosed on Part 2.17(c) of the Company and Selling Shareholder Disclosure Schedule, (i) no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body, and
(ii) no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

              (d) Except as disclosed on Part 2.17(d) of the Company and Selling Shareholder Disclosure Schedule, (i) no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax; (ii) there are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established); (iii) there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable;
(iv) the Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code; or (v) the Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

              (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

         2.18 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

              (a) Part 2.18(a) of the Company and Selling Shareholder Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("EMPLOYEE"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

              (b) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles of ERISA) for the benefit of Employees or former Employees (a "PENSION PLAN").

              (c) The Company does not maintain, sponsor or contribute, and has never maintained, sponsored or contributed to, any employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles of ERISA) for the benefit of Employees or former Employees (a "Welfare Plan").

              (d) The Company does not have any plan or commitment to create any Welfare Plan or any Pension Plan.

              (e) Except as set forth in Part 2.18(e) of the Company and Selling Shareholder Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Sale or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

              (f) The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

              (g) Part 2.18(g) of the Company and Selling Shareholder Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

              (h) The Company complies in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

              (i) Except as set forth in Part 2.18(i) of the Company and Selling Shareholder Disclosure Schedule, the Company has good labor relations, and the Selling Shareholder has no reason to believe that (i) the consummation of the Sale or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any Employee intends to terminate his or her employment with the Company.

         2.19 ENVIRONMENTAL MATTERS. To the best of its knowledge, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and Selling Shareholder, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company and the Selling Shareholder, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.19 of the Company and Selling Shareholder Disclosure Schedule. (For purposes of this Section 2.19: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

         2.20 INSURANCE. Part 2.20 of the Company and Selling Shareholder Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to the Purchaser accurate and complete copies of the insurance policies identified on Part
2.20 of the Company and Selling Shareholder Disclosure Schedule. Each of the insurance policies identified in Part 2.20 of the Company and Selling Shareholder Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.21 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.21 of the Company and Selling Shareholder Disclosure Schedule: (a) no Related Party has, and no Related Party has any direct or indirect interest in, any material asset used in or otherwise relating to the business of the Company;
(b) no Related Party is, or has at any time been, indebted to the Company;
(c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee). For purposes of this Section 2.21, each of the following shall be deemed to be a "Related Party": (i) the Selling Shareholder; (ii) each individual who is, or who has at any time been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         2.22 LEGAL PROCEEDINGS; ORDERS.

              (a) Except as set forth in Part 2.22 of the Company and Selling Shareholder Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the Selling Shareholder) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Sale or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Selling Shareholder, except as set forth in Part 2.22 of the Company and Selling Shareholder Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

              (b) Except as set forth in Part 2.22 of the Company and Selling Shareholder Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

              (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. The Selling Shareholder is not subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the Selling Shareholder, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         2.23 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company and the Selling Shareholder have the absolute and unrestricted right, power and authority to enter into and to perform their respective obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of each of the Company and the Selling Shareholder, enforceable against the Company and the Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.24 CONTRACTORS. Neither the Company nor the Selling Shareholder has received any notice or other communication and neither the Company nor the Selling Shareholder has actual knowledge indicating that (i) there will be a reduction in the volume of business produced by contractors in the Company's database which will result in a material adverse effect on the Company's business or (ii) the number of contractors who cease dealing with the Company on a day-to-day basis will be inconsistent with past experience of the Company.

         2.25 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.25 of the Company and Selling Shareholder Disclosure Schedule:

              (a) The execution, delivery and performance of this Agreement or any of the other agreements referred to in this Agreement, and the consummation of the Sale or any of the other transactions contemplated by this Agreement, will not directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with or result in a violation of any of the provisions of the Company's Articles of Incorporation or Bylaws or any resolution adopted by the shareholders or the board of directors of the Company;

                  (ii) contravene, conflict with or result in a violation of or result in a default under, any provision of any material Company Contract, or give any Person the right to declare a default or exercise any remedy under any such Company Contract;

                  (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company; or

                  (iv) contravene, conflict with or result in a violation of or result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); and

              (b) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or
(ii) the consummation of the Sale or any of the other transactions contemplated by this Agreement.

         2.26 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered to the Purchaser accurate and complete copies of: (1) the Company's Articles of Incorporation and Bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Articles of Incorporation or Bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.27 BROKERS. Neither the Company nor the Selling Shareholder has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the Sale.

         2.28 SELLING SHAREHOLDER.

              (a) The Selling Shareholder has the capacity and financial capability to comply with and perform all of such Selling Shareholder's covenants and obligations under this Agreement and any related agreement to which such Selling Shareholder is or may become a party in connection with this transaction.

              (b) The Selling Shareholder:

                  (i) has not, at any time, (A) made a general assignment for the benefit of his creditors, (B) filed, or had filed against the Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of his assets, (D) admitted in writing his inability to pay his debts as they become due, or (E) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any Agreement; or

                  (ii) is not subject to any Order that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under this Agreement.

              (c) There is no Legal Proceeding pending, and no Person has threatened to commence any Legal Proceeding, that may have an adverse effect on the ability of the Selling Shareholder to comply with or perform any of his covenants or obligations under this Agreement or any other agreement contemplated hereby. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

         2.29 FULL DISCLOSURE. This Agreement (including the Company and Selling Shareholder Disclosure Schedule) does not, and the Selling Shareholder's Closing Certificate does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         Except as set forth on the Purchaser Disclosure Schedule delivered to the Company simultaneously herewith (to which the Purchaser also represents and warrants), Purchaser represents and warrants to the Company and the Selling Shareholder as follows:

         3.1 ORGANIZATION AND STANDING.

              (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and
(iii) perform its obligations under all Purchaser Contracts.

              (b) The Purchaser is in good standing as a foreign corporation in each jurisdiction in which it is required to qualify as a foreign corporation, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement; and the execution, delivery and performance by the Purchaser of this Agreement (including the contemplated issuance of Purchaser Common Stock in the Sale in accordance with this

Agreement) have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. No vote of the Purchaser's stockholders is needed to approve the Sale. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 CAPITALIZATION, ETC.

              (a) Immediately prior to the Closing, the authorized capital stock of the Purchaser consists of:

                  (i) 31,000,000 shares of Common Stock, $0.001 par value.

                  (ii) 9,482,935 shares of Preferred Stock, $0.001 par value.

              (b) The Purchaser Common Stock has been duly authorized and reserved for issuance.

         3.4 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 3.4 of the Purchaser Disclosure Schedule,

              (A) The execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, and the consummation of the Sale or any of the other transactions contemplated by this Agreement, will not directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with or result in a violation of any of the provisions of the Certificate of Incorporation or Bylaws of the Purchaser or any resolution adopted by the shareholders or the board of directors of the Purchaser;

                  (ii) contravene, conflict with or result in a violation of or result in a default under, any provision of any material Purchaser Contract, or give any Person the right to declare a default or exercise any remedy under any such Purchaser Contract;

                  (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the Purchaser's business or to any of the assets owned or used by the Purchaser; or

                  (iv) contravene, conflict with or result in a violation of or result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Purchaser (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Purchaser); and

              (b) The Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or
(ii) the consummation of the Sale or any of the other transactions contemplated by this Agreement.

         3.5 FULL DISCLOSURE. This Agreement (including the Purchaser Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         3.6 VALID ISSUANCE. The Purchaser Common Stock to be issued in the Sale will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER .

         The obligations of the Purchaser to effect the Sale and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         4.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Company and the Selling Shareholder in Section 2 hereof shall be true and correct in all material respects as of the Closing Date (after giving effect to the Company and Selling Shareholder Disclosure Schedule) with the same force and effect as if they had been made as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date).

         4.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Selling Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         4.3 CONSENTS. All Consents required to be obtained in connection with the Sale and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

         4.4 AGREEMENTS AND DOCUMENTS. The Purchaser and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a) The Noncompetition Agreements in the form of EXHIBIT C executed by James L. Price;

              (b) A General Release in the form of EXHIBIT D, executed by the Selling Shareholder;

              (c) The Escrow Agreement in the form of EXHIBIT B, executed by each of the Selling Shareholder, the Purchaser and the escrow agent;

              (d) An estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Purchaser, executed by the Company's landlord(s);

              (e) A certificate executed by the Selling Shareholder containing the Selling Shareholder's representation and warranty that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement have been duly satisfied (the "SELLING SHAREHOLDER'S CLOSING CERTIFICATE"); and

              (f) The written resignations of all directors and officers of the Company, effective as of the Scheduled Closing Time.

         4.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Sale that makes consummation of the Sale illegal.

         4.6 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Sale or seeking to prohibit or limit the exercise by the Purchaser of any material right pertaining to its ownership of stock of the Company.

         4.7 CANCELLATION OF INDEBTEDNESS. The Selling Shareholder shall deliver a letter effecting the cancellation of indebtedness set forth in
Section 1.4.

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING SHAREHOLDER.

         The obligations of the Selling Shareholder to effect the Sale and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         5.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct in all material respects as of the Closing Date (after giving effect to the Purchaser Disclosure Schedule) with the same force and effect as if they had been made as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date).

         5.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         5.3 DOCUMENTS. The Selling Shareholder shall have received the following documents:

              (a) A copy of the Certificate of Incorporation of the Purchaser, together with copies of any and all amendments thereto, under the original certification of the Secretary of State of the State of Delaware certifying that such document is a true and correct copy of the document on file with such official;

              (b) An original certificate issued by the Secretary of State of the State of Delaware and dated not earlier than three (3) business days prior to the Closing Date to the effect that the Purchaser is a corporation in good standing under the laws of the State of Delaware;

              (c) A certificate executed by the Purchaser and containing the Purchaser's representation and warranty that each of the representations and warranties set forth in Section 3 of this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 5.1 and 5.2 hereof have been duly satisfied (the "PURCHASER CLOSING CERTIFICATE");

              (d) Copies of the resolutions of the Board of Directors of the Purchaser authorizing the Purchaser to enter into, deliver and perform this Agreement and each of the transactions and other agreements contemplated hereby, which resolutions shall be under the original certification of the Secretary of the Purchaser of a date not earlier than the Closing Date and to the effect that such resolutions have not been changed, altered or amended and remain in full force and effect; and

              (e) The Escrow Agreement in the form of EXHIBIT B, executed by each of the Selling Shareholder, the Purchaser and the escrow agent.

         5.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Sale that makes consummation of the Sale illegal.

SECTION 6. INDEMNIFICATION, ETC.

         6.1 SURVIVAL OF REPRESENTATIONS, ETC.

              (a) The representations and warranties made by the Selling Shareholder (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Selling Shareholder's Closing Certificate) shall survive the Closing and shall expire on the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.4 will remain in full force and effect forever; provided, further, that the representations and warranties contained in Section 2.17 will remain in full force and effect for a period equal to the applicable statute of limitations; and PROVIDED, FURTHER, that such representations and warranties shall survive any and such period with respect to any accuracy therein or breach thereof, until such time as such claim is fully and finally resolved, notice of which shall have been given within such time period (as applicable) in accordance with this Article 6. The representations and warranties made by the Purchaser (including the representations and warranties set forth in Section 3 and the representations and warranties set forth in the Purchaser's Closing Certificate) shall survive the Closing and shall expire on the second anniversary of the Closing Date.

              (b) For purposes of this Agreement, (i) each statement or other item of information set forth in the Company and Selling Shareholder Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Shareholder in this Agreement, and (ii) each statement or other item of information set forth in the Purchaser Disclosure Schedule shall be deemed to be a representation and warranty made by the Purchaser in this Agreement.

         6.2 INDEMNIFICATION BY THE SELLING SHAREHOLDER.

              (a) From and after the Closing Date (but subject to Section 6.1(a)), the Selling Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Selling Shareholder's Closing Certificate (giving effect to the Company and Selling Shareholder Disclosure Schedule delivered to the Purchaser at the Closing);
(ii) any breach of any covenant or obligation of the Company or the Selling Shareholder; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 6).

              (b) The representations, warranties, covenants and obligations of the Company and the Selling Shareholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, other than information disclosed on the Company and Selling Shareholder Disclosure Schedule.

              (c) The Selling Shareholder acknowledges and agrees that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Purchaser as an Indemnitee) the Purchaser shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

         6.3 INDEMNIFICATION BY THE PURCHASER. From and after the Closing Date (but subject to Section 6.1(a)), the Purchaser shall hold harmless and indemnify the Selling Shareholder from and against, and shall compensate and reimburse the Selling Shareholder for, any Damages which are directly or indirectly suffered or incurred by the Selling Shareholder or to which the Selling Shareholder may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 or in the Purchaser's Closing Certificate (giving effect to the Purchaser Disclosure Schedule delivered to the Selling Shareholder at the Closing); (ii) any breach of any covenant or obligation of the Purchaser; or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by the Selling Shareholder for the purpose of enforcing any of its rights under this Section
6).

         6.4 THRESHOLD. Neither the Selling Shareholder nor the Purchaser shall be required to make any indemnification payment pursuant to Section 6.2(a) or 6.3, respectively, for any inaccuracy in or breach of any of their respective representations and warranties set forth in Section 2 or Section 3, respectively, until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more persons entitled to indemnification or to which any one or more of such persons has or have otherwise become subject, exceeds $25,000 in the aggregate (the "Minimum Threshold"). If the total amount of such Damages exceeds the Minimum Threshold, then the person or persons seeking indemnification shall be entitled to be indemnified against and compensated and reimbursed for the total amount of such Damages (and not merely the portion of such Damages exceeding the Minimum Threshold).

         6.5 NO CONTRIBUTION. The Selling Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Selling Shareholder's Closing Certificate. Notwithstanding the foregoing, the Selling Shareholder does not waive, and shall retain, any and all rights to contribution, indemnification or other remedy to which he is entitled under the California Corporations Code as a director, officer or shareholder of the Company arising under or relating to any claims bought against the Selling Shareholder which are unrelated to this Agreement or the Selling Shareholder's Closing Certificate.

         6.6 SATISFACTION OF INDEMNIFICATION CLAIM.

                  (a) In the event the Selling Shareholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this
Section 6, the Selling Shareholder may satisfy such liability by delivering to such Indemnitee, at the option of the Selling Shareholder, either (a) payment of cash, or (b) cancellation of that number of shares of Purchaser Common Stock (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Purchaser) with a value equal to the amount of such claim (with such fair market value determined in accordance with the terms of the Escrow Agreement).

                  (b) In the event the Purchaser shall have any liability (for indemnification or otherwise) to the Selling Shareholder under this
Section 6, the Purchaser may satisfy such liability by delivering to the Selling Shareholder, at the option of the Purchaser, either (a) payment of cash, or (b) additional shares of Purchaser Common Stock (as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Purchaser) with a value equal to the amount of such claim (with such fair market value determined in accordance with the terms of the Escrow Agreement).

         6.7 INTEREST. Any Person who is required to hold harmless, indemnify, compensate or reimburse any other Person pursuant to this Section 6 with respect to any Damages shall also be liable to such indemnified Person for interest on the amount of such Damages (for the period commencing as of the date on which such indemnifying Person first received notice of a claim for recovery by such indemnified Person and ending on the date on which the liability of such indemnifying Person to such indemnified Person is fully satisfied at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

         6.8 SETOFF RIGHTS. In addition to any rights of setoff or other rights that the Purchaser or any of the Indemnitees may have at common law or otherwise, the Purchaser shall have the right to set off any amount that may be owed to any Indemnitee under this Section 6 against any amount otherwise payable by any Indemnitee to the Selling Shareholder.

         6.9 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Purchaser or against any other Person) with respect to which any of the Selling Shareholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 6, Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

              (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Selling Shareholder;

              (b) each Selling Shareholder shall make available to Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

              (c) Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of the Selling Shareholder; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Purchaser shall give the Selling Shareholder prompt notice of the commencement of any such Legal Proceeding against Purchaser or the Company; PROVIDED, HOWEVER, that any failure on the part of Purchaser to so notify the Selling Shareholder shall not limit any of the obligations of the Selling Shareholder under this Section 6 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

         6.10 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PURCHASER. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 7. MISCELLANEOUS PROVISIONS

         7.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Sale and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Sale and the other transactions contemplated by this Agreement.

         7.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         7.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Company's business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review), (a) the investigation and review conducted by the Company and its Representatives with respect to Purchaser's business (and the furnishing of information to the Company and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the respective Disclosure Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Sale; PROVIDED, HOWEVER, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $25,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Selling Shareholder and not by the Company.

         7.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         7.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          IF TO PURCHASER:                 ImproveNet, Inc.
                                           720 Bay Road
                                           Suite 200
                                           Redwood City,
                                           CA 94063
                                           ATTN: Chief Executive Officer ??

          with a copy to:                  Cooley Godward LLP
                                           3000 Sand Hill Road
                                           Building 3, Suite 230
                                           Menlo Park, CA  94025
                                           ATTN: Mark P. Tanoury

          IF TO THE COMPANY:               The J.L. Price Corporation
                                           1509 Schuyler Road
                                           Beverly Hills, CA 90210

          IF TO THE SELLING
              SHAREHOLDER:                 James L. Price
                                           1509 Schuyler Road
                                           Beverly Hills, CA 90210

          with a copy to:                  Barger & Wolen LLP
                                           515 S. Flower Street, 34th Floor
                                           Los Angeles, CA  90071
                                           ATTN:  John E. McPherson

         7.6 CONFIDENTIALITY. On and at all times after the Closing Date, the Selling Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Selling Shareholder's possession that relates to the business of the Company or the Purchaser unless required or compelled to do so by Legal Requirements or an order of any court or Governmental Entity.

         7.7 TIME OF THE ESSENCE. Time is of the essence to the performance of this Agreement.

         7.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         7.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         7.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

         7.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any), the Selling Shareholder and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders; the Purchaser; the other Indemnitees (subject to Section 6.8); and the respective successors and assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         7.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         7.13 WAIVER.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         7.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         7.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         7.16 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         7.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

         7.18 CONSTRUCTION.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this STOCK PURCHASE AGREEMENT to be executed and delivered as of the date set forth in the first paragraph hereof.

PURCHASER:                       IMPROVENET, INC.,
                                   a Delaware corporation

                                 By: /s/ Ron Cooper
                                    ------------------------------------------
                                          Ron Cooper
                                          Chief Executive Officer




COMPANY:                         THE J.L. PRICE CORPORATION,
                                   a  California Corporation

                                 By: /s/ James L. Price
                                    ------------------------------------------
                                          James L. Price
                                          Chief Executive Officer


                                  /s/ James L. Price
SELLING SHAREHOLDER:             ---------------------------------------------
                                 JAMES L. PRICE

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         AGREEMENT. "Agreement" shall mean the Stock Purchase Agreement to which this EXHIBIT A is attached (including the Company and Selling Shareholder Disclosure Schedule and the Purchaser Disclosure Schedule), as it may be amended from time to time.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         COMPANY AND SELLING SHAREHOLDER DISCLOSURE SCHEDULE. "Company and Selling Shareholder Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company and the Selling Shareholder.

         PURCHASER DISCLOSURE SCHEDULE. "Purchaser Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company and Selling Shareholder on behalf of Purchaser.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust,

                                 EXHIBIT A-1
                           STOCK PURCHASE AGREEMENT
company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Purchaser; (b) Purchaser's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Selling Shareholder shall not be deemed to be "Indemnitees."

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Selling Shareholder' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application,

                                 EXHIBIT A-2
                           STOCK PURCHASE AGREEMENT
copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                 EXHIBIT A-3
                           STOCK PURCHASE AGREEMENT